Zumiez Inc. Reports July 2016 Sales Results

Net Sales Increased 1.0% to $61.9 Million; July 2016 Comparable Sales Decreased 2.9%

LYNNWOOD, WA -- (Marketwired - August 03, 2016) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced that total net sales for the four-week period ended July 30, 2016 increased 1.0% to $61.9 million, compared to $61.4 million for the four-week period ended August 1, 2015. The Company's comparable sales decreased 2.9% for the four-week period compared to a comparable sales decrease of 7.6% in the year ago period.

Second quarter comparable sales decreased 4.9% which is ahead of our guidance range of -6.0% to -8.0%. We expect that our earnings per share will be at the high end or slightly better than our guidance range of -$0.09 to -$0.13 primarily due to higher than planned sales.

To hear the Zumiez prerecorded July sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of July 30, 2016 we operated 673 stores, including 604 in the United States, 44 in Canada, and 25 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200